Exhibit (a)(5)(iv)

News Release

FOR IMMEDIATE RELEASE

CONTACT:

Media Relations: Meg Chari, meg.chari@nielsen.com, +1 905-943-8164

Investor Relations: Kate Vanek, kate.vanek@nielsen.com, +1 646-654-4593

NIELSEN SUCCESSFULLY COMPLETES TENDER OFFER FOR SHARES OF HARRIS INTERACTIVE

ACQUISITION TO CLOSE TODAY

NEW YORK – February 3, 2014 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers watch and buy, announced today that it has completed the tender offer by Nielsen and its wholly owned subsidiary, Prime Acquisition Corp., to acquire all outstanding shares of common stock of Harris Interactive, Inc. (NASDAQ:HPOL), a leading global market research firm. Nielsen expects to complete the acquisition of Harris today through a merger under Delaware law. Upon the completion of the merger, Harris Interactive will become a wholly owned subsidiary of Nielsen and its shares will cease to be traded on the NASDAQ Stock Market.

Harris Interactive will be integrated into Nielsen’s Buy business segment, which provides information and insights to manufacturers and retailers that helps them make more informed and impactful business decisions. Nielsen will retain The Harris Poll® brand.

“Harris Interactive is a natural fit with Nielsen’s portfolio of solutions, as the organization shares Nielsen’s commitment to deliver robust and integrated insights to clients to drive business outcomes,” said John J. Lewis, President, Americas, Nielsen. “This acquisition enables deeper insights into consumer sentiment as well as what consumers are, watching and buying while also expanding our footprint with important industry verticals including pharmaceutical, automotive and financial services.”

Result of Offer and Effectiveness of Merger

As of the expiration of the offer at 12:00 midnight New York City time on January 31, 2014, a total of 46,320,397 shares had been validly tendered and not withdrawn, representing approximately 79% of the outstanding shares of common stock of Harris Interactive. All such shares have been accepted for payment and payment for such shares will be made promptly in accordance with the terms of the tender offer.

Upon the effectiveness of the merger, which will be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, each of the Harris Interactive shares then outstanding immediately prior to the merger will be converted into the right to receive the same price of $2.04 per share in cash, without interest and less any applicable withholding taxes, that was paid in the tender offer (except as provided in the merger agreement with respect to shares owned by Nielsen, Harris Interactive or their respective subsidiaries or shares that are held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Delaware law).

Nielsen will update its full year guidance to include the impact of Harris Interactive during its fourth quarter earnings conference call, which will be held on February 13th, 2014.

ABOUT NIELSEN

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence and mobile measurement. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

ABOUT HARRIS INTERACTIVE

Harris Interactive is one of the world’s leading market research firms, leveraging research, technology, and business acumen to transform relevant insight into actionable foresight. Known widely for The Harris Poll®, Harris offers proprietary solutions in the areas of market and customer insight, corporate brand and reputation strategy, and marketing, advertising, public relations and communications research across a wide range of industries. Additionally, Harris has a portfolio of multi-client offerings that complement our custom solutions while maximizing a client’s research investment. Serving clients worldwide through our North American and European offices, Harris specializes in delivering research solutions that help our clients stay ahead of what’s next. For more information, please visit www.harrisinteractive.com.

FORWARD-LOOKING STATEMENTS DISCLAIMER

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.